Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Michael J. Shea	Jim Buckley
Chief Financial Officer	Executive Vice President
Mac-Gray Corporation	Sharon Merrill Associates, Inc.
781-487-7610	617-542-5300
Email: mshea@macgray.com	Email: jbuckley@investorrelations.com

Mac-Gray Corporation Announces 2009 Second-Quarter Financial Results

Company Reduces Funded Debt by $11.5 Million on Strength of Steady Cash Flow

WALTHAM, MA, August 4, 2009 — Mac-Gray Corporation (NYSE: TUC), the nation’s premier provider of laundry facilities management services to multi-unit housing locations, today announced its financial results for the quarter ended June 30, 2009.

Mac-Gray reported second-quarter revenue of $89.3 million, compared with 2008 second-quarter revenue of $92.9 million.  Net loss for the second quarter of 2009 was $868,000, or $0.06 per share, compared with net income of $210,000, or $0.02 per diluted share, for the second quarter of 2008.  Second-quarter 2009 net loss includes an unrealized gain of $439,000 related to derivative instruments.  Second-quarter 2008 net income included an unrealized gain of $1.2 million related to derivative instruments and a loss on early extinguishment of debt of $207,000.  Excluding these items from both periods, adjusted net loss for the second quarter of 2009 was $1.2 million, or $0.09 per share, compared with an adjusted net loss of $374,000, or $0.03 per share, for the second quarter of 2008.

Included in operating expenses for the second quarter of 2009 was $593,000 of incremental costs associated with the proxy contest relating to the Company’s 2009 annual meeting, which increased the second quarter net loss by $0.03 per share.

Please refer to Table 1, included at the end of this news release, for a reconciliation of net income, as reported, to net income, as adjusted.

For the second quarter of 2009, Mac-Gray’s earnings before interest expense, provision for income taxes, depreciation and amortization expense (EBITDA) was $16.5 million, compared with $18.8 million in the year-earlier quarter.  EBITDA, excluding all gains and losses relating to derivative instruments as well as a loss on early extinguishment of debt, was $16.0 million for the second quarter of 2009, compared with $17.8 million in the year-earlier quarter.  The second quarter incremental costs associated with the 2009 proxy contest reduced EBITDA by $593,000.

Please refer to Table 2, included at the end of this news release, for a reconciliation of net income to EBITDA and EBITDA, as adjusted.

Comments on the Second Quarter

“Our second-quarter results reflect the resiliency of our business model, as we faced challenging conditions in the multi-housing environment,” said Stewart G. MacDonald, Mac-Gray’s chief executive officer.  “Apartment vacancy rates, which directly affect the usage rates of our equipment, continue to climb nationwide, recently hitting a 22-year high. These rates in any given market are largely a function of the health of the employment picture. Despite steeply rising apartment vacancy rates in most of the nation’s metropolitan markets during the past year, as well as a difficult credit market for those customers who wish to purchase equipment, our total quarterly revenue declined only 3.9% year-over-year.  Within our laundry facilities management business, our overall “same location” multi-housing revenue was down approximately 2% from the same period in 2008, as we continue to benefit from the national diversity of our contract portfolio. We’ve seen surprising stabilization or improvement in some markets that were in turmoil, and we’ve also seen deterioration in some markets that had been performing well. Our best estimate is that organic growth in our business will be minimal until the national employment picture improves.

“During the second quarter, maximizing cash flows from operating activities, managing capital expenditures, and debt reduction remained our top priorities.  Our steady cash flow enabled us to reduce our funded debt by $11.5 million in the quarter – a significant achievement given current market conditions.  Year-to-date, we have reduced our funded debt by approximately $21.7 million, lowering our corresponding interest expense by more than 10% compared to the second quarter of 2008.  By maintaining our disciplined approach to capital expenditures and pursuing increased operational efficiencies, we have reduced our funded debt by more than $51 million since acquiring ALC 15 months ago, reducing our leverage ratio from 4.0 times to 3.6 times.”

“Our Product Sales division continues to perform better than anticipated.  We entered 2009 expecting Product Sales to decline as much as 20% from 2008’s record setting level as a result of economic pressures on the academic and hospitality markets, and concern that commercial equipment sales customers would have difficulty obtaining financing in the tight credit environment.  For the second quarter, year-over-year Product Sales were down by approximately 6%.  Year-to-date, we have generated Product Sales revenue of approximately $24.7 million, flat with 2008 levels.”

“Another highlight of the second quarter was our ability to carefully manage SG&A expenses through ongoing cost control initiatives.  Excluding the $593,000 related to the proxy contest, we lowered our total SG&A costs in the quarter by 3% and they were flat, as a percentage of revenue, with the second quarter of 2008.  Year-to-date, excluding the proxy contest related costs of $971,000 we have reduced our SG&A costs by 1%, and, as a percentage of revenue, from 11.6% to 10.8%.”

During the quarter, the Company repurchased 9,597 shares of its common stock, at a total cost of approximately $113,000, under its previously announced stock repurchase program.  The program allows the Company to purchase up to an aggregate of $6 million of its common stock.  Repurchases under the program will be made in the open market and in privately negotiated transactions from time to time through April 30, 2010 in accordance with applicable insider trading and other securities laws and regulations.

Six Month Results

For the six months ended June 30, 2009, Mac-Gray reported revenue of $181.9 million, an increase of 7% from revenue of $170.5 million for the first six months of 2008.  Net income for the first half of 2009 was $1.4 million, or $0.10 per diluted share, compared with $972,000, or $0.07 per diluted share, for the first half of 2008.  Excluding a pre-tax gain related to derivative instruments of $501,000 and a gain on the sale of real estate of $403,000 in the first half of 2009, as well as the pre-tax loss related to derivative instruments of $37,000 and a charge of $207,000 for the early extinguishment of debt in the first six months of 2008, adjusted net income for the six months ended June 30, 2009 was $935,000, or $0.07 per diluted share, compared with $1.1 million, or $0.08 per diluted share, for the comparable period in 2008.

For the first six months of 2009, Mac-Gray’s EBITDA increased to $38.3 million, compared with $33.7 million in the year-earlier period.  EBITDA, as adjusted for the items mentioned in the preceding paragraph, was $37.4 million for the first six months of 2009, up 10% compared with $34.0 million for the first six months of 2008.

The proxy contest related costs of $971,000 included in the results of operations for the first half of 2009 reduced diluted earnings per share by $0.03.

Please refer to Tables 1 and 2, included at the end of this news release, for a reconciliation of reported net income to net income, as adjusted, EBITDA and EBITDA, as adjusted.

Outlook and Financial Guidance

“For the balance of 2009, our four top priorities remain unchanged:

•                  Continuing to reduce funded debt, thereby improving debt leverage ratios and reducing interest expense;

•                  Maintaining capital expenditures at the irreducible levels needed to sustain the business;

•                  Increasing facilities management operating efficiencies in all markets, particularly the ones that have been influenced by acquisition activity in the past three years; and

•                  Improving the profitability of individual laundry facilities management accounts that come up for contract renewal.

“As the recession continues to weigh on our business, we are adjusting our revenue outlook for 2009.  We expect challenging conditions to continue in our core laundry facilities management business as apartment vacancy rates have increased to levels not seen in more than 20 years.  At the same time, we will continue to make prudent use of our capital resources, pursue incremental improvements in our operational efficiency, and apply our excess cash flow to reduce our funded debt and lower our corresponding interest expense.”

“Longer-term, our core business remains extremely sound.  Our business model is designed to weather these difficult periods.  We have a stable customer base that operates under long-term contracts.  Our reputation for service, technology and integrity in the industry is unmatched.  Our Product Sales division remains an excellent complementary business that has consistently been a steady contributor.  Overall, we are confident about our position in the industry and remain encouraged about our long-term prospects,” MacDonald concluded.

Reflecting management’s assessment of current market conditions, including assumptions with respect to vacancy rates, Mac-Gray:

•                  Reduced its 2009 laundry facilities management revenue guidance to the range of $310 million to $320 million, from a previous range of $317 million to $327 million;

•                  Increased its 2009 product sales revenue guidance to the range of $43 million to $48 million, from a previous range of $40 million to $45 million; and

•                  Reiterated its 2009 capital expenditures guidance in the range of $32 million to $36 million, including laundry facilities management contract incentives.

The foregoing estimates are subject to fluctuations as a result of a number of factors, and there can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.

Conference Call Information

The Company will host a conference call at 10:00 a.m. ET today during which Stewart MacDonald, Mac-Gray’s chief executive officer, and Michael Shea, executive vice president and chief financial officer, will summarize the Company’s financial results, review business and operating highlights from the quarter, and provide a business and financial outlook.  To hear a live broadcast of the call, visit the “Investor Relations” section of the Company’s website at www.macgray.com or dial (877) 709-8155 or (201) 689-8881.

If you are unable to listen to the live call, you can access a replay at www.macgray.com.

About Mac-Gray Corporation

Founded in 1927, Mac-Gray derives its revenue principally through the contracting of debit-card- and coin-operated laundry facilities in multi-unit housing facilities such as apartment buildings, college and university residence halls, condominiums and public housing complexes. Mac-Gray manages approximately 88,000 laundry rooms located in 43 states and the District of Columbia.

Mac-Gray also sells and services commercial laundry equipment to commercial laundromats and institutions through its product sales division. This division also includes Mac-Gray’s MicroFridge® business, where Mac-Gray sells its proprietary MicroFridge® line of products, which are combination refrigerators/freezers/microwave ovens utilizing patent-pending Safe Plug® circuitry. MicroFridge® products bear the ENERGY STAR® designation. To learn more about Mac-Gray, visit the Company’s website at www.macgray.com.

LaundryView®, MicroFridge®, Intelligent Laundry® Systems and Safe Plug® are registered trademarks of Mac-Gray Corporation.  All other product names, service marks and trademarks mentioned herein are trademarks of their respective owners.

Safe Harbor Statement

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s projected financial results for 2009, including estimates of laundry facilities management revenue, product sales revenue and capital expenditures.  The Company intends such forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with these Safe Harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, may be identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from such forward-looking statements.  Certain factors which could cause actual results to differ materially from the forward-looking statements include, but are not limited to, general economic conditions, changes in multi-housing vacancy rates, the Company’s ability to renew long-term customer contracts, and those risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 under “Risk Factors” and in other reports subsequently filed with the Securities and Exchange Commission.

MAC-GRAY CORPORATION

CONDENSED CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2009	2008	2009

Revenue	$92,900	$89,263	$170,542	$181,941
Cost of revenue:
Cost of facilities management revenue	54,208	52,936	98,434	105,923
Depreciation and amortization	12,295	12,289	22,086	24,567
Cost of products sold	11,098	10,274	19,212	18,990
Total cost of revenue	77,601	75,499	139,732	149,480

Gross margin	15,299	13,764	30,810	32,461

Operating expenses:
Selling, general and administration expenses	10,207	9,936	19,811	19,652
(Gain) loss on sale or disposal of assets, net	7	(74)	(49)	(493)
Incremental costs of 2009 proxy contest	—	593	—	971
Loss on early extinguishment of debt	207	—	207	—
Total operating expenses	10,421	10,455	19,969	20,130

Income from operations	4,878	3,309	10,841	12,331

Interest expense, net	5,612	4,978	9,410	9,997
Loss (gain) related to derivative instruments	(1,165)	(439)	37	(501)
Income (loss) before provision for income taxes	431	(1,230)	1,394	2,835
Provision (benefit) for income taxes	221	(362)	422	1,462
Net income (loss)	$210	$(868)	$972	$1,373
Net income (loss) per common share – basic	$0.02	$(0.06)	$0.07	$0.10
Net income (loss) per common share – diluted	$0.02	$(0.06)	$0.07	$0.10
Weighted average common shares outstanding - basic	13,338	13,498	13,319	13,452
Weighted average common shares outstanding – diluted	13,688	13,498	13,679	13,664

MAC-GRAY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	December 31,	June 30,
	2008	2009

Assets
Current assets:
Cash and cash equivalents	$18,836	$16,999
Trade receivables, net of allowance for doubtful accounts	9,793	6,533
Inventory of finished goods, net	6,047	7,311
Prepaid expenses, facilities management rent and
other current assets	14,787	12,769
Total current assets	49,463	43,612
Property, plant and equipment, net	143,494	139,232
Goodwill	59,701	59,484
Intangible assets, net	222,285	215,602
Prepaid expenses, facilities management rent and other assets	15,061	14,414
Total assets	$490,004	$472,344

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$5,471	$5,547
Trade accounts payable and accrued expenses	20,980	23,826
Accrued facilities management rent	22,211	20,602
Deferred revenues and deposits	791	114
Total current liabilities	49,453	50,089
Long-term debt and capital lease obligations	295,821	274,018
Deferred income taxes	35,381	36,810
Other liabilities	11,385	9,276
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock of Mac-Gray Corporation ($.01 par value, 5 million shares authorized, no shares outstanding)	—	—
Common stock of Mac-Gray Corporation ($.01 par value, 30 million shares authorized, 13,443,754 issued and 13,381,387 outstanding at December 31, 2008, and 13,561,060 issued and 13,560,884 outstanding at June 30, 2009)	134	136
Additional paid in capital	74,669	76,410
Accumulated other comprehensive loss	(3,117)	(2,068)
Retained earnings	26,925	27,675
	98,611	102,153
Less: common stock in treasury, at cost (62,367 shares at December 31, 2008 and 176 shares at June 30, 2009)	(647)	(2)
Total stockholders’ equity	97,964	102,151
Total liabilities and stockholders’ equity	$490,004	$472,344

MAC-GRAY CORPORATION

TABLE 1

Reconciliation of Reported Net Income to Adjusted Net Income

(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2009	2008	2009

Net income (loss), as reported	$210	$(868)	$972	$1,373

Income (loss) before provision for income taxes, as reported	$431	$(1,230)	$1,394	$2,835
Gain on sale of real estate	—	—	—	(403)
Loss (gain) related to derivative instruments (1)	(1,165)	(439)	37	(501)
Early extinguishment of debt	207	—	207	—
Income (loss) before provision for income taxes, as adjusted	(527)	(1,669)	1,638	1,931
Provision (benefit) for income taxes, as adjusted	(153)	(491)	537	996

Net income (loss), as adjusted	$(374)	$(1,178)	$1,101	$935

Diluted earnings per share, as adjusted	$(0.03)	$(0.09)	$0.08	$0.07

(1)          Represents the un-realized (gain) loss on interest rate protection contracts, which do not qualify for hedge accounting treatment.

To supplement the Company’s unaudited condensed consolidated financial statements presented on a generally accepted accounting principles (GAAP) basis, management has used a non-GAAP measure of net income.  Management believes that the presentation of  “Income from operations as adjusted” is useful to investors to enhance an overall understanding of our historical financial performance and future prospects.  Adjusted net income, which is adjusted to exclude certain gains and losses from the comparable GAAP net income is an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. These non-GAAP results are among the primary indicators management uses as a basis for evaluating the Company’s financial performance as well as for forecasting future periods.  Management establishes performance targets, annual budgets and makes critical operating decisions based upon these metrics. Accordingly, disclosure of these non-GAAP measures provides investors with the same information that management uses to understand the Company’s true economic performance year over year.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or other measures prepared in accordance with GAAP.

MAC-GRAY CORPORATION

TABLE2

Reconciliation of Reported Net Income to Earnings Before Interest, Taxes, Depreciation

and Amortization (“EBITDA”) and EBITDA, as adjusted

(In thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2009	2008	2009

Net income (loss)	$210	$(868)	$972	$1,373

Interest expense, net	5,612	4,978	9,410	9,997
Provision for income taxes	221	(362)	422	1,462
Depreciation and amortization	12,735	12,724	22,927	25,439

EBITDA	18,778	16,472	33,731	38,271

Gain on sale of real estate	—	—	—	(403)
Loss (gain) related to derivative instruments (1)	(1,165)	(439)	37	(501)
Loss on early extinguishment of debt	207	—	207	—

EBITDA, as adjusted	$17,820	$16,033	$33,975	$37,367

(1)          Represents the un-realized (gain) loss on interest rate protection contracts, which do not qualify for hedge accounting treatment.

EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is EBITDA further adjusted to exclude the items described in the table above. We have excluded these items because we believe they are not reflective of our ongoing operating performance. EBITDA and Adjusted EBITDA are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.

Our management believes EBITDA and Adjusted EBITDA are useful to investors because they help enable investors to evaluate our business in the same manner as our management.  Management uses EBITDA and Adjusted EBITDA as follows: (a) to evaluate the Company’s historical and prospective financial performance, (b) to set internal revenue targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, and (d) as an important factor in determining variable compensation for management.  In addition, these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage.  Moreover, investors have historically requested and the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures.  These measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation.  Further, EBITDA and Adjusted EBITDA exclude interest expense and depreciation and amortization expense, which represent significant and unavoidable operating costs given the level of indebtedness and the capital expenditures needed to maintain our business.  In addition, our measures of EBITDA and Adjusted EBITDA are different from those used in the covenants contained in our senior credit facilities and the indenture governing our 7 5/8% senior notes.  Management compensates for these limitations by relying primarily on our GAAP results and by using EBITDA and Adjusted EBITDA only supplementally and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

MAC-GRAY CORPORATION

TABLE 2

Reconciliation of Reported Net Income to Earnings Before Interest, Taxes, Depreciation

and Amortization (“EBITDA”) and EBITDA, as adjusted

(In thousands)

(continued)

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States.  The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.